Moody POS AM

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.  3 to Registration Statement No. 333-150612 on Form S-11 of our report dated March 31, 2010, relating to the consolidated financial statements of Moody National REIT I, Inc. and Subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the ability of Moody National REIT I, Inc. and Subidiary to continue as a going concern) , appearing in the Annual Report on Form 10-K of Moody National REIT I, Inc. for the year ended December 31, 2009, and to the reference to us, under the heading “Experts” in the Prospectus, which is part of  such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
August 27 , 2010